Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to The Marcus Corporation Pension Plus Plan of our reports dated August 4, 2006, with respect to the consolidated financial statements of The Marcus Corporation included in its Annual Report (Form 10-K) for the year ended May 25, 2006, The Marcus Corporation management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of The Marcus Corporation filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Milwaukee, Wisconsin
January 16, 2007